Exhibit 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Second Quarter 2014 Results

CHANTILLY, VA – August 11, 2014– Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended June 30, 2014.  Consolidated revenue for the quarter ended June 30, 2014 was $64.3 million, as compared to $80.7 million for the quarter ended June 30, 2013.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the quarter ended June 30, 2014 was $1.2 million, compared to $9.5 million for the quarter ended June 30, 2013.  Net (loss) for the quarter ended June 30, 2014 was $(2.0) million, as compared to net income of $1.6 million for the quarter ended June 30, 2013.  Consolidated revenue for the six months ended June 30, 2014 was $130.3 million, as compared to $162.3 million for the six months ended June 30, 2013.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the six months ended June 30, 2014 was $3.3 million compared to $19.9 million for the six months ended June 30, 2013.  Net (loss) for the six months ended June 30, 2014 was $(4.8) million, compared to net income of $3.8 million for the six months ended June 30, 2013.  Diluted loss per share was $(0.26) for the six months ended June 30, 2014, as compared to diluted earnings per share of $0.20 for the six months ended June 30, 2013.  As of June 30, 2014, we had a cash and cash equivalents balance of $12.4 million.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are encouraged by our second quarter results and look forward to the next several months as we continue to reignite growth at Intersections by focusing on our Identity Guard® brand and the upcoming launch of VOYCETM, our new pet health technology platform.  We are in the process of formulating a detailed plan intended to streamline operations with a focus on our corporate and consumer products and services cost structure, which we intend to present later this month to our Board of Directors for approval.  If this plan is approved or we otherwise undertake additional cost-cutting initiatives, we would expect our severance expense and cash used in operations to increase for the remainder of 2014, followed thereafter by reductions to our cost of revenue and general and administrative expenses.  We anticipate providing more information about our plan, as well as updated guidance in the coming weeks.”

Second Quarter 2014 Financial Highlights:

•	Total subscribers as of June 30, 2014 decreased to approximately 2.3 million compared to 3.8 million as of June 30, 2013, approximately 46 thousand of whom remain in a non-billable status.

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Consolidated net loss per share for the quarter ended June 30, 2014 was $(0.11) per diluted share, compared to consolidated net income per share of $0.08 per diluted share, for the quarter ended June 30, 2013.

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Our Pet Health Monitoring segment generated a loss from operations in the quarter ended June 30, 2014 of approximately $(3.2) million which was funded from available cash on hand.  This segment has not yet commenced sales and is expected to launch later in 2014.

•	Consolidated cash flow used in operations for the quarter ended June 30, 2014 was approximately $4.1 million.

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We amended our Credit Agreement during the quarter to provide for a $7.5 million revolving credit facility with a maturity date of March 31, 2015.  The amendment also modified our financial covenants and restricts our ability to pay ordinary dividends and make share repurchases.  As of June 30, 2014, we are able to borrow the full amount available under the Credit Agreement.

Six Months Results:

•	Our Pet Health Monitoring segment generated a loss from operations of approximately $(6.5) million which was funded from available cash on hand.

•	Consolidated cash flow provided by operations for the six months ended June 30, 2014 was approximately $1.5 million.

In the three months ended June 30, 2014, we ceased all business activities in our subsidiary Intersections Business Intelligence Services (D/B/A) Zumetrics®, which was included in our Market Intelligence Segment. We determined that Zumetrics® met the requirements for classification as a discontinued operation under U.S. GAAP and we have recast our condensed consolidated statements of operations for the periods presented. Loss from discontinued operations, net of tax, was $318 thousand and $1.1 million for the three and six months ended June 30, 2014, respectively.

For additional commentary on Intersections’ second quarter 2014 results please click on the 2nd Quarter 2014 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business and our ability to execute our business strategy.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, as well as the risk that the Company will not adopt any new plan, the risk that the Company will not successfully implement any plan (if adopted), the risk that any plan will not result in cost savings or improve operational efficiencies, and the risk that any new plan will negatively impact the Company’s ability to successfully operate its business.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of identity risk management, privacy protection and other subscription based services for consumers.  Our core services monitor personal information for our consumers, aggregate it into digestible, consumer-friendly reports and alerts, and provide personalized education and support to help our customers understand their information and take the actions they deem appropriate. Since its business was founded in 1996, Intersections has protected the identities of more than 36 million consumers. To learn more, visit http://www.intersections.com/.